EX-99.j.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
GPS Funds I:
GuideMark Large Cap Growth Fund (formerly AssetMark Large Cap Growth Fund)
GuideMark Large Cap Value Fund (formerly AssetMark Large Cap Value Fund)
GuideMark Small/Mid Cap Core Fund (formerly AssetMark Small/Mid Cap Value Fund)
GuideMark World ex-US Fund (formerly AssetMark International Equity Fund)
GuideMark Tax-Exempt Fixed Income Fund (formerly AssetMark Tax-Exempt Fixed Income Fund)
GuideMark Core Fixed Income Fund (formerly AssetMark Core Plus Fixed Income Fund)

We consent to the use of our report dated May 28, 2010, incorporated by reference herein, and to the references to our Firm under the headings “Counsel, Independent Registered Public Accounting Firm and Service Providers” and “Financial Highlights” in Part A and “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/KPMG

April 1, 2011